As filed with the Securities and Exchange Commission on April 7, 2026

Registration Statement No. 033-65019

Registration Statement No. 333-73596

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 033-65019

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-73596

UNDER

THE SECURITIES ACT OF 1933

HOLOGIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-2902449
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

250 Campus Drive

Marlborough, MA 01752

Telephone: (508) 263-2900

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Anne M. Liddy

General Counsel

Hologic, Inc.

250 Campus Drive

Marlborough, Massachusetts 01752

Telephone: (508) 263-2900

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Joshua N. Korff, P.C.

Katherine Shaia

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements (collectively, the “Registration Statements”) filed by Hologic, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement No. 033-65019, originally filed with the SEC on December 14, 1995, as amended by Amendment No. 1 to Registration Statement No. 033-65019 filed with the SEC on December 21, 1995, relating to the registration of 1,380,000 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), and rights to purchase Common Stock.

•

Registration Statement No. 333-73596, originally filed with the SEC on November 16, 2001, as amended by Amendment No. 1 to Registration Statement No. 333-73596 filed with the SEC on November 29, 2001 and Amendment No. 2 to Registration Statement No. 333-73596 filed with the SEC on December 12, 2001, relating to the registration of 3,000,000 shares of Common Stock and rights to purchase Common Stock.

On April 7, 2026, pursuant to the Agreement and Plan of Merger, dated as of October 21, 2025 (the “Merger Agreement”), by and among the Company, Hopper Parent Inc., a Delaware corporation (the “Parent”), Hopper Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of the Parent.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all of the offerings and sales of the Company’s securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Company registered under such Registration Statements which remain unsold at the termination of the offering, the Company hereby removes from registration, by means of these Post-Effective Amendments, all of the securities of the Company registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marlborough, State of Massachusetts, on April 7, 2026.

HOLOGIC, INC.

By:	/s/ Anne M. Liddy
Name:	Anne M. Liddy
Title:	General Counsel

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.